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EXHIBIT 21 - List of Subsidiaries

         Lew Magram Ltd., a New York corporation
         Brownstone Holdings, Inc., a Delaware corporation
         Diplomat Holdings, Inc., a California corporation
         Ecology Kids, Inc., a Delaware corporation